SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

(Amendment No. 1)

Under the Securities Exchange Act of 1934

Intrepid Potash, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

46121Y102

(CUSIP Number)

May 8, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) V. PREM WATSA

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADIAN

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 10,418,598

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,418,598

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,418,598

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 7.9%

12	Type of Reporting Person IN

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE ONE ONE ZERO NINE HOLDCO LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ONTARIO, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 10,418,598

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,418,598

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,418,598

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 7.9%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) THE SIXTY TWO INVESTMENT COMPANY LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BRITISH COLUMBIA, CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 10,418,598

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,418,598

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,418,598

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 7.9%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX FINANCIAL HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 10,418,598

	7	Sole Dispositive Power

	8	Shared Dispositive Power 10,418,598

9	Aggregate Amount Beneficially Owned by Each Reporting Person 10,418,598

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 7.9%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FFHL GROUP LTD.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CANADA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 9,376,300

	7	Sole Dispositive Power

	8	Shared Dispositive Power 9,376,300

9	Aggregate Amount Beneficially Owned by Each Reporting Person 9,376,300

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 7.2%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 7,500,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,500,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,500,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 5.7%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT INSURANCE HOLDINGS LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 7,500,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 7,500,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 7,500,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 5.7%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT SYNDICATES LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization ENGLAND AND WALES

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 6,259,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 6,259,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 6,259,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 4.8%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) BRIT REINSURANCE (BERMUDA) LIMITED

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization BERMUDA

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,241,000

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,241,000

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,241,000

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 0.9%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) FAIRFAX (US) INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,876,300

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,876,300

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,876,300

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY US HOLDINGS INC.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,876,300

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,876,300

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,876,300

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY RE HOLDINGS CORP.

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization DELAWARE

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,876,300

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,876,300

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,876,300

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person CO

CUSIP No. 46121Y102	13G

1	Names of Reporting Person/I.R.S. Identification Nos. of Above Persons (Entities Only) ODYSSEY REINSURANCE COMPANY

2	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3	SEC Use Only

4	Citizenship or Place of Organization CONNECTICUT

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power

	6	Shared Voting Power 1,876,300

	7	Sole Dispositive Power

	8	Shared Dispositive Power 1,876,300

9	Aggregate Amount Beneficially Owned by Each Reporting Person 1,876,300

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11	Percent of Class Represented by Amount in Row (9) 1.4%

12	Type of Reporting Person CO

Explanatory note

Pursuant to Rule 13d-2 promulgated under the Act, this Amendment No. 1 to Schedule 13G (this “Amendment No. 1”) amends and restates the Schedule 13G originally filed with the United States Securities and Exchange Commission on April 3, 2017 by V. Prem Watsa, 1109519 Ontario Limited, The Sixty Two Investment Company Limited, 810679 Ontario Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Brit Limited, Brit Insurance Holdings Limited, Brit Insurance (Gibraltar) PCC Limited, Fairfax (US) Inc., Odyssey US Holdings Inc., Odyssey Re Holdings Corp. and Odyssey Reinsurance Company.

This Amendment No. 1 is being filed by the Reporting Persons (as defined below) in connection with a series of sales of the Shares (as defined below).

Item 1. (a)	Name of Issuer: Intrepid Potash, Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices: 707 17th Street, Suite 4200, Denver, Colorado 80202

Item 2. (a)

Name of Person Filing:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.                                      V. Prem Watsa, an individual;

2.                                      The One One Zero Nine Holdco Limited (“Holdco”), a corporation incorporated under the laws of Ontario;

3.                                      The Sixty Two Investment Company Limited (“Sixty Two”), a corporation incorporated under the laws of British Columbia;

4.                                      Fairfax Financial Holdings Limited (“Fairfax”), a corporation incorporated under the laws of Canada;

5.                                      FFHL Group Ltd. (“FFHL”), a corporation incorporated under the laws of Canada;

6.                                      Brit Limited (“Brit”), a corporation incorporated under the laws of England and Wales;

7.                                      Brit Insurance Holdings Limited (“Brit Holdings”), a corporation incorporated under the laws of England and Wales;

8.                                      Brit Syndicates Limited (“Brit Syndicates”), a company incorporated under the laws of England and Wales;

9.                                      Brit Reinsurance (Bermuda) Limited (“Brit Re”), a corporation continued in Bermuda;

10.                               Fairfax (US) Inc. (“Fairfax US”), a corporation incorporated under the laws of Delaware;

11.                               Odyssey US Holdings Inc. (“Odyssey”), a corporation incorporated under the laws of Delaware;

12.                               Odyssey Re Holdings Corp. (“Odyssey Re”), a corporation incorporated under the laws of Delaware; and

13.                               Odyssey Reinsurance Company (“Odyssey Reinsurance”), a corporation incorporated under the laws of Connecticut.

Item 2(b)

Address of Principal Business Office:

The addresses of the Reporting Persons are as follows:

1.                                      Mr. Watsa’s business address is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

2.                                      The principal business address and principal office address of Holdco is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

3.                                      The principal business address and principal office address of Sixty Two is 1600 Cathedral Place, 925 West Georgia St., Vancouver, British Columbia V6C 3L2;

4.                                      The principal business address and principal office address of Fairfax is 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7;

5.                                      The principal business and principal office address of FFHL is 95 Wellington Street West, Suite 800, Toronto, Ontario, Canada, M5J 2N7;

6.                                      The principal business address and principal office address of Brit is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom;

7.                                      The principal business address and principal office address of Brit Holdings is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom;

8.                                      The principal business address and principal office address of Brit Syndicates is The Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, United Kingdom;

9.                                      The principal business address and principal office address of Brit Re is Ground Floor, Chesney House, The Waterfront, 96 Pitts Bay Road, Pembroke, Hamilton HM 08, Bermuda;

10.                               The principal business and principal office address of Fairfax US is 2850 Lake Vista Drive, Suite 150, Lewisville, Texas 75067;

11.                               The principal business and principal office address of Odyssey is 300 First Stamford Place, Stamford, Connecticut 06902;

12.                               The principal business and principal office address of Odyssey Re is 300 First Stamford Place, Stamford, Connecticut 06902; and

13.                               The principal business address and principal office address of Odyssey Reinsurance is 300 First Stamford Place, Stamford, Connecticut 06902.

Item 2(c)	Citizenship: V. Prem Watsa is a citizen of Canada.
Item 2(d)	Title of Class of Securities: Common Stock
Item 2(e)	CUSIP Number: 46121Y102

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	An Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g) ☐ A parent holding company or control person, in accordance with §240.13d-1(b)(1)(ii)(G);
(h) ☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j) ☐ A non-US institution in accordance with § 240.13d-1(b)(1)(ii)(J);
(k) ☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Item 4.	Ownership.

Based on the most recent information available, the aggregate number and percentage of the shares of common stock (the “Shares”) of Intrepid Potash, Inc. that are beneficially owned by each of the Reporting Persons is set forth in boxes 9 and 11 of the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

The number of Shares as to which each of the Reporting Persons has sole voting power, shared voting power, sole dispositive power and shared dispositive power is set forth in boxes 5, 6, 7 and 8, respectively, on the second part of the cover page to this Schedule 13G, and such information is incorporated herein by reference.

Neither the filing of this Schedule 13G nor the information contained herein shall be deemed to constitute an affirmation by V. Prem Watsa, Holdco, Sixty Two, Fairfax, FFHL, Brit, Brit Holdings, Brit Syndicates, Brit Re, Fairfax US, Odyssey, Odyssey Re or Odyssey Reinsurance that such person is the beneficial owner of the Shares referred to herein for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose, and such beneficial ownership is expressly disclaimed.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Certain of the Shares beneficially owned by the Reporting Persons are held by subsidiaries of Fairfax and by the pension plans of certain subsidiaries of Fairfax, which subsidiaries and pension plans have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities. No such interest of a subsidiary or pension plan relates to more than 5% of the class of Shares.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
Not applicable

Item 8.	Identification and Classification of Members of the Group.
See attached Exhibit No. 1.

Item 9.	Notice of Dissolution of Group.
Not applicable

Item 10.	Certification.

By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	V. Prem Watsa

/s/ V. Prem Wasta

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	The One One Zero Nine Holdco Limited

	By:	/s/ V. Prem Wasta
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	The Sixty Two Investment Company Limited

	By:	/s/ V. Prem Wasta
	Name:	V. Prem Watsa
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	Fairfax Financial Holdings Limited

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	President

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	FFHL Group Ltd.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	Brit Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	Brit Insurance Holdings Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	Brit Syndicates Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Chief Financial Officer and Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	Brit Reinsurance (Bermuda) Limited

	By:	/s/ Mark Allan
	Name:	Mark Allan
	Title:	Director

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	Fairfax (US) Inc.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	Odyssey US Holdings Inc.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	Odyssey Re Holdings Corp.

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 11, 2018	Odyssey Reinsurance Company

	By:	/s/ Paul Rivett
	Name:	Paul Rivett
	Title:	Attorney-in-Fact pursuant to Power of Attorney attached to this Schedule 13G

Exhibit Index

Exhibit No.	Description

1	Members of filing group
2

Joint Filing Agreement dated as of May 11, 2018 among V. Prem Watsa, The One One Zero Nine Holdco Limited, The Sixty Two Investment Company Limited, Fairfax Financial Holdings Limited, FFHL Group Ltd., Brit Limited, Brit Insurance Holdings Limited, Brit Syndicates Limited, Brit Reinsurance (Bermuda) Limited, Fairfax (US) Inc., Odyssey US Holdings Inc., Odyssey Re Holdings Corp. and Odyssey Reinsurance Company.

3	Power of Attorney